SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant [   ]

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[X]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

NORTH FORK BANCORPORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ]	Fee paid previously with preliminary materials.

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April 1, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Hyatt Regency Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, at 10 a.m. on Tuesday, May 3, 2005.
      There are three matters scheduled to be acted upon at the meeting:

•	The election of four directors to Class 3 of the Board of Directors.

•	The amendment of the company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million shares to 1 billion shares.

•	The ratification of the selection of the independent registered public accounting firm KPMG LLP as the company’s independent auditor for the fiscal year ending December 31, 2005.
      The Board of Directors believes that the election of the nominees for director listed in the attached proxy statement, the amendment of the company’s Certificate of Incorporation increasing the number of authorized shares and the ratification of KPMG LLP are in the best interests of the company and its stockholders and unanimously recommends a vote “FOR” the nominees, the amendment and the ratification of the selection of KPMG LLP.
      Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly complete, sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend. Alternatively, you may vote your shares by using a toll-free telephone number or the Internet. Instructions on how to vote your shares by telephone or via the Internet are set forth on the proxy card enclosed with this proxy statement.
      Thank you for your consideration and continued support.
Sincerely,
John Adam Kanas
Chairman of the Board, President
and Chief Executive Officer
275 BROADHOLLOW ROAD, MELVILLE, NEW YORK 11747 (631) 844-1000

GENERAL VOTING INFORMATION
INFORMATION ABOUT OUR BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
AGREEMENTS WITH EXECUTIVE OFFICERS
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INFORMATION
NOMINATING AND GOVERNANCE COMMITTEE -- NOMINATION INFORMATION
AUDIT COMMITTEE INFORMATION
RETIREMENT PLANS
TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND ASSOCIATED PERSONS
PROPOSALS BY STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF MATERIALS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2005
To the Stockholders of
North Fork Bancorporation, Inc.:
      Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), will be held at the Hyatt Regency Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, May 3, 2005, at 10 a.m. for the purpose of considering and voting upon the following items:

1. The election of four directors to Class 3 of North Fork’s Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified;

2. The amendment of the company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1 billion;

3. The ratification of the selection of the independent registered public accounting firm KPMG LLP as North Fork’s independent auditor for the fiscal year ending December 31, 2005; and

4. Any other business which may properly be brought before the meeting.
      In accordance with Delaware law and North Fork’s By-laws, a list of the holders of North Fork common stock entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the meeting during the entire time thereof.
April 1, 2005

By Order of the Board of Directors

Aurelie S. Campbell
Vice President and Corporate Secretary
YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL-FREE NUMBER ON THE PROXY CARD OR VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY PRIOR TO THE MEETING, OR IN PERSON IF YOU ATTEND THE MEETING, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD.

275 Broadhollow Road
Melville, New York 11747
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
May 3, 2005
      This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (“North Fork”) of proxies to be voted at the Annual Meeting of Stockholders to be held at 10 a.m. on Tuesday, May 3, 2005, at the Hyatt Regency Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about April 1, 2005.
GENERAL VOTING INFORMATION

1.	Who is entitled to vote?
      Each stockholder of record as of the close of business on the record date for the meeting, March 4, 2005, is entitled to vote at the meeting. On the record date, we had 475,731,260 shares of common stock, par value $0.01 per share, issued and outstanding. Our common stock is our only class of stock outstanding. Each issued and outstanding share of common stock will be entitled to one vote on each matter to be voted on at the meeting and can be voted only if the record owner is present at the meeting to vote or is represented at the meeting by proxy.

2.	How do I submit my proxy?
      If you are entitled to vote and wish to submit a proxy to vote at the meeting, you may do so in any of the following manners: (i) by telephone using the toll-free number listed on the proxy card, (ii) electronically, using the Internet at the web site listed on the proxy card, or (iii) by returning the enclosed proxy card by mail. Additional telephone and Internet voting information and instructions are provided on the enclosed proxy card. You should provide all required information when voting via telephone or the Internet, including the control numbers located on the proxy card, which are used to authenticate your identity and properly record your voting instructions.

      If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank. Your broker or bank may or may not allow voting via telephone or Internet.
      The deadline for submission of proxies by telephone or Internet is 12:00 midnight Eastern Daylight Time on Monday, May 2, 2005 (the day prior to the meeting date).
      If we timely receive your properly executed proxy card and you have not revoked that proxy card prior to the meeting (as provided in question 4, below), we will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted on your proxy card, we will vote them “FOR” the election of all of the director nominees, “FOR” the amendment of the company’s Certificate of Incorporation to increase the number of authorized shares, and “FOR” the ratification of the selection of independent auditors.

3.	How are proxies being solicited?
      Proxies are being solicited by mail. They may also be solicited by our directors, officers and other employees. Those individuals may solicit proxies personally or by telephone or other electronic communication, but they will not receive any additional compensation for their services. In addition, we have arranged with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and will reimburse them for out-of-pocket expenses incurred in forwarding the materials. Also, we have retained D.F. King & Co., Inc. to assist with soliciting proxies, at an estimated cost of $10,000, plus reimbursement for reasonable out-of-pocket expenses. We will pay all expenses of solicitation.

4.	Can I change my vote after submitting the proxy card?
      Yes. If you submit your proxy pursuant to the instructions above, and later decide that you wish to change or revoke your proxy, you may do so at any time prior to its exercise at the meeting. For example, if you submit a proxy with a vote for or against a particular issue to be voted on at the meeting, you may change your proxy prior to the time the vote takes place at the meeting. To change your proxy, you must do one of the following: (i) submit a written revocation that is delivered prior to the meeting to Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747; (ii) submit another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and received by 12:00 midnight Eastern Daylight time on Monday, May 2, 2005 (the day prior to the meeting); or (iii) attend the meeting and vote the shares of stock in person. If you need another proxy in order to change your vote, please contact the Corporate Secretary at the address listed above or by telephone at

(631) 844-1252. If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

5.	What constitutes a quorum at the meeting and how are votes counted?
      In order to conduct business at the meeting, a quorum must be present. A majority (more than 50%) of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting, as required by applicable state law as well as our Certificate of Incorporation and By-laws. Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors; “ABSTAIN” on Item 2, Certificate of Incorporation Amendment to Increase Number of Authorized Shares; or “ABSTAIN” on Item 3, Ratification of Selection as Independent Auditors, will be treated as shares present or represented at the meeting for purposes of determining a quorum.
      Shares held in “street name” by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers’ customers) must be voted by the broker in accordance with your instructions. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be deemed present or represented at the meeting for purposes of a quorum. However, broker non-votes will not be deemed entitled to vote for purposes of voting on any particular matter. With respect to any such matters requiring the affirmative vote of a designated percentage of all outstanding shares entitled to vote, such as Item 2, broker non-votes will be the equivalent of a vote “AGAINST” such matters.

6.	What items are being submitted to a stockholder vote at the meeting?
      Three items are being submitted to a stockholder vote.
      Item 1 is the election of four directors to Class 3 of our Board of Directors, each to serve for a three-year term. Each of the Board’s nominees is an incumbent director. Information on the nominees and our other directors and executive officers begins on page      of this proxy statement.
      Item 2 is an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock of North Fork from 500 million to 1 billion. After our recent acquisitions, including the acquisition of GreenPoint Financial Corp. in October 2004, and our 3-for-2 stock split in November 2004, we have a relatively small number of remaining shares available for issuance, including our treasury shares. The additional shares will be available for general corporate purposes, as approved from time to time by the Board of Directors, including future stock splits, acquisition transactions or awards under compensatory stock plans. We have no current plans or transactions requiring the issuance of a material number of additional shares. Information on the proposed amendment begins on page      of this proxy statement.
      Item 3 is the ratification of the selection of the independent registered public accounting firm KPMG LLP as our independent auditor for 2005. Additional information on this item is set forth on page      of this proxy statement.

7.	How many votes are required for the election of directors?
      The affirmative vote of a plurality of the shares present in person or represented at the meeting and entitled to vote on Item 1, Election of Directors, is required for the election of directors. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the nominees receiving the most “FOR” votes will be elected director.
      Shares represented by proxies or ballots marked “WITHHOLD” on Item 1, Election of Directors, will not have any direct effect on the election of directors or result in the defeat of any of the Board’s nominees, if there are no other nominees for any of the open Board seats. (There are no other nominees at present.)
      Votes on Item 1 will be counted and vote totals announced at the meeting by the inspectors of election.

8.	How many votes are required to adopt the amendment to the company’s Certificate of Incorporation increasing the number of shares?
      The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is required for adoption of the amendment to the company’s Certificate of Incorporation increasing the number of authorized shares of common stock to 1 billion.
      Thus, for purposes of determining adoption of the amendment, shares represented by proxies or ballots marked “ABSTAIN” on Item 2, Certificate of Incorporation Amendment to Increase Number of Authorized Shares, will have the same effect as a vote “AGAINST” this proposal. For purposes of assessing the significance of the stockholders’ vote, however, the Board may distinguish between votes “AGAINST” Item 2 and votes to “ABSTAIN” on Item 2.
      Votes on Item 2 will be counted and vote totals announced at the meeting by the inspectors of election.

9.	How many votes are required to ratify the selection of the independent registered public accounting firm KPMG LLP as our independent auditor?
      The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required for stockholder ratification of the selection of the independent registered public accounting firm KPMG LLP as our independent auditor.
      Thus, for purposes of determining ratification, shares represented by proxies or ballots marked “ABSTAIN” on Item 3, Ratification of Selection of Independent Auditors, will have the same effect as a vote “AGAINST” this proposal. For purposes of assessing the significance of the stockholders’ vote, however, the Board may distinguish between votes “AGAINST” Item 2 and votes to “ABSTAIN” on Item 3.
      Votes on Item 3 will be counted and vote totals announced at the meeting by the inspectors of election.

10.	How many votes are required to approve any other matter that may come before the meeting?
      We do not know of any other matter that may be put to a vote at the meeting. If such a matter arises, however, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law. Approval of any such other matter would require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting, unless applicable law requires an absolute majority or supermajority vote.
Certain Beneficial Ownership
      We do not know of any person who beneficially owned more than 5% of North Fork’s common stock as of March 4, 2005, the most recent practicable date before we printed this proxy statement. As of that date, no person had on file with the Securities and Exchange Commission (“SEC”) a report indicating “beneficial ownership” of more than 5% of the common stock. For purposes of this disclosure, “beneficial ownership” is as defined in the SEC’s Rule 13d-3. Generally, it means the power to vote or the power to sell securities, regardless of whether the person has any economic interest in the securities.

Item 1.	ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS
      Four directors of North Fork will be elected at the meeting. Each director will serve in Class 3 of the Board of Directors and will hold office for three years (through the 2008 annual meeting) and until his successor shall have been duly elected and qualified.
      Listed below are the four nominees of the Board of Directors. Each of the nominees is currently a director of North Fork. Mr. Bohlsen and Mr. Healy were elected as directors by the stockholders, most recently, at the 2002 annual meeting. Ms. Heaviside and Mr. Johnson were appointed as directors by the Board of Directors in 2004, to fill newly created directorships or vacancies. Each of the nominees has been recommended by the Nominating and Governance Committee of the Board and nominated by the Board. Each of the nominees has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event it is determined prior to the vote on Item 1 at the meeting that any nominee is unwilling or unable to serve for any reason, it is intended that the holders of the proxies may vote for the election of such replacement nominee as may be designated by the Board.
      The Board of Directors recommends a vote FOR election of the Board’s nominees for Class 3 directors, which is Item 1 on the Proxy Card.
      The following information is provided with respect to each of the Board’s nominees for director and each current director whose term of office extends beyond the date of the meeting.

Nominees for Director and Directors Continuing in Office

		Shares of
		North Fork
		Common Stock
	Served	Beneficially Owned as of
	as a	February 2, 2005(b)
Name, Age, Principal Occupation and	Director
Other Positions with North Fork and North Fork Bank(a)	Since	No. of Shares		Percent

NOMINEES FOR DIRECTOR:
CLASS 3(1) (terms to expire in 2008):
John Bohlsen, 62	1986	2,147,575	(2)	*
Vice Chairman of North Fork and North Fork Bank; President, The Helm Development Corp. (real estate company)
Daniel M. Healy, 62	2000	1,449,885	(3)	*
Executive Vice President and Chief Financial Officer of North Fork
Katherine Heaviside, 61	2004	5,000	(4)	*
President, Epoch 5 Public Relations (public relations firm) Director, Long Island, New York, United Way
Thomas S. Johnson, 64	2004	5,291,066	(5)	1.07%
Former Chairman and CEO of GreenPoint Financial Corp. (acquired by North Fork, 2004)

DIRECTORS CONTINUING IN OFFICE:
CLASS 1 (terms to expire in 2006):
Josiah Austin, 57	2004	3,820,690	(6)	*
Owner, El Coronado Ranch LLC, Managing Member of El Coronado Holdings, LLC (a family investment company)
Karen Garrison, 56	2004	22,906	(7)	*
Former President, Pitney Bowes Business Services (1999 — 2004)
John Adam Kanas, 58	1981	4,136,208	(8)	*
Chairman, President and Chief Executive Officer of North Fork and North Fork Bank
Raymond A. Nielsen, 54	2000	770,358	(9)	*
Former President and Chief Executive Officer, Reliance Bancorp, Inc. (acquired by North Fork, 2000)
A. Robert Towbin, 69	2004	28,000	(10)	*
Managing Director, Stephens, Inc. (investment management firm) (2002 — present) Co-Chairman & Managing Director, C.E. Unterberg, Towbin (1995 — 2002)

		Shares of
		North Fork
		Common Stock
	Served	Beneficially Owned as of
	as a	February 2, 2005(b)
Name, Age, Principal Occupation and	Director
Other Positions with North Fork and North Fork Bank(a)	Since	No. of Shares		Percent

CLASS 2 (terms to expire in 2007):
William M. Jackson, 56	2004	196,919	(11)	*
Partner with Satterlee, Stephens, Burke & Burke, L.L.P. (a law firm)
Dr. Alvin N. Puryear, 67	2004	105,657	(12)	*
Lawrence N. Field Professor of Entrepreneurship and Professor of Management at Bernard M. Baruch College of the City University of New York
James F. Reeve, 64	1988	260,330	(13)	*
President, Harold R. Reeve & Sons, Inc. (general construction company)
George H. Rowsom, 69	1981	43,795	(14)	*
President, S.T. Preston & Son, Inc. (retail marine supplies company)
Dr. Kurt R. Schmeller, 67	1994	117,284		*
Former President, Queens Borough Community College, CUNY
All 15 Directors and Executive Officers of North Fork as a Group		20,159,751	(15)	4.07%

NOTES:

*	Less than one percent (1%).

(a)	Except as otherwise noted, each of the nominees for director and continuing directors has had the principal business occupation listed for such person for at least the past five years. All persons listed as nominees for director or as continuing directors of North Fork are also directors of North Fork Bank.

(b)	Beneficially owned shares, as determined in accordance with applicable SEC rules, include shares as to which the designated person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) on the reporting date and all shares that the person has the right to acquire (e.g., an option to acquire) within 60 days of the reporting date.

(1)	Class 3 currently consists of five directors. As of the meeting date, Class 3 will be reduced to four directors, pursuant to a resolution adopted by the Board of Directors on January 25, 2005. Mr. Alan J. Wilzig, who is currently a Class 3 director, has advised the Board that he will not stand for reelection.

(2)	Includes 1,012,348 shares of restricted stock and options to purchase 349,282 shares previously granted to Mr. Bohlsen under North Fork’s compensatory stock plans; 52,807 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code; 4,457 shares held by his wife; and 52,468 shares held by his sons. Does not include 97,978 shares receivable by Mr. Bohlsen as a result of his earlier exercise of stock options, which shares Mr. Bohlsen elected to receive at a later date in accordance with the terms of the options.

(3)	Includes 593,977 shares of restricted stock and options to purchase 296,772 shares previously granted to Mr. Healy under North Fork’s compensatory stock plans. Does not include 78,141 shares receivable by Mr. Healy as a result of his earlier exercise of stock options, which shares Mr. Healy elected to receive at a later date in accordance with the terms of the options.

(4)	Ms. Heaviside was appointed as a director of North Fork, effective February 24, 2004, by the Board of Directors.

(5)	Includes 118,282 shares held by Mr. Johnson’s wife; 47,453 shares held by his children; 298,876 shares held in an Annuity Trust; and options to purchase 4,208,093 shares that were received by Mr. Johnson in exchange for his GreenPoint Financial Corp. (“GreenPoint”) stock options when GreenPoint merged into North Fork on October 1, 2004. Mr. Johnson was appointed as a director of North Fork by the Board of Directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Mr. Johnson formerly was a director of GreenPoint. Mr. Johnson is also a director of the following publicly traded companies: Alleghany Corporation; R.R. Donnelley & Sons Company; The Phoenix Companies, Inc.; and the Federal Home Loan Mortgage Corporation.

(6)	Includes 3,771,087 held by Mr. Austin’s company, El Coronado Holdings, LLC; 13,350 shares held by Mr. Austin jointly with his wife in an irrevocable trust; 16,753 shares held in trusts for his nieces and nephews; and 19,500 shares held in the Austin Clark Family Foundation. Mr. Austin was appointed as a director of North Fork, effective May 5, 2004, by the Board of Directors. Mr. Austin is also a director of Goodrich Petroleum Corporation, a publicly traded company.

(7)	Includes options to purchase 9,462 shares received by Ms. Garrison in exchange for her GreenPoint stock options when GreenPoint merged into North Fork on October 1, 2004. Ms. Garrison was appointed as a director of North Fork by the Board of Directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Ms. Garrison formerly was a director of GreenPoint. Ms. Garrison is also a director of Standard Parking Corporation, a publicly traded company.

(8)	Includes 1,912,704 shares of restricted stock and options to purchase 679,177 shares previously granted to Mr. Kanas under North Fork’s compensatory stock plans; 102,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code; 37,950 shares held by him in joint tenancy with his wife; 94,234 shares held by his wife; 22,350 shares held by his dependent children; 600 shares held by his wife in joint tenancy with his son; and 600 shares held by his wife as custodian for their son. Does not include 176,566 shares receivable by

Mr. Kanas as a result of his earlier exercise of stock options, which shares Mr. Kanas has elected to receive at a later date in accordance with the terms of the options.

(9)	Includes 1,845 shares held by Mr. Nielsen’s wife in an Individual Retirement Account; 300 shares held by his daughter; 16,008 shares held in trusts for his children; and options to purchase 65,094 shares received by Mr. Nielsen in exchange for his Reliance Bancorp Inc. stock options when Reliance Bancorp Inc. merged into North Fork on February 18, 2000.

(10)	Includes 18,000 shares held in trusts for family members of Mr. Towbin. Mr. Towbin was appointed as a director of North Fork, effective May 5, 2004, by the Board of Directors. Mr. Towbin is also a director of the following publicly traded companies: Gerber Scientific, Inc.; Globecomm Systems, Inc.; and InterTrust Technologies Corporation (owned by Sony-Philips-Stephens, Inc.).

(11)	Includes options to purchase 99,352 shares received by Mr. Jackson in exchange for his GreenPoint stock options when GreenPoint merged into North Fork on October 1, 2004; and 15,007 shares held in Mr. Jackson’s account under a GreenPoint Deferred Directors Fees Plan. Mr. Jackson was appointed as a director of North Fork by the Board of Directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Mr. Jackson formerly was a director of GreenPoint.

(12)	Includes 18,924 shares held by Dr. Puryear’s wife; and options to purchase 75,696 shares received by Dr. Puryear in exchange for his GreenPoint stock options when GreenPoint merged into North Fork on October 1, 2004. Dr. Puryear was appointed as a director of North Fork by the Board of Directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Dr. Puryear formerly was a director of GreenPoint. Dr. Puryear is also a director of American Capital Strategies Ltd., a publicly traded company.

(13)	Includes 83,437 shares held by Mr. Reeve’s wife.

(14)	Includes 4,500 shares held by Mr. Rowsom in joint tenancy with his wife; 1,474 shares held by his wife; and 13,500 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust.

(15)	Represents all shares beneficially owned by the current directors and executive officers of North Fork, consisting of the 14 individuals listed in the table and Director Wilzig, whose service as a director will expire at the meeting and who beneficially owned 1,764,080 shares as of February 2, 2005 (including 15,501 shares held by the Wilzig Family Foundation and options to purchase 344,999 shares received by Mr. Wilzig in exchange for his stock options of The Trust Company of New Jersey (“TCNJ”) when TCNJ was acquired by North Fork on May 17, 2004). The total of the shares listed for the group includes 3,579,029 shares of restricted stock and options to purchase an aggregate of 6,127,927 shares received by these persons under compensatory stock plans.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Independence
      Our Board of Directors currently comprises 15 directors. Directors Kanas, Bohlsen and Healy are executive officers of the company. At a meeting of the Board of Directors on January 25, 2005, the Board determined, based on the information available to it at that time, that 10 of the remaining 12 directors are “independent” consistent with the listing requirements of the New York Stock Exchange (“NYSE”). These 10 independent directors are Ms. Garrison, Ms. Heaviside, and Messrs. Austin, Jackson, Nielsen, Puryear, Reeve, Rowsom, Schmeller and Towbin. Principally because of their prior service as Chief Executive Officers of banking organizations acquired by North Fork during 2004, the Board was unable to conclude that directors Johnson and Wilzig were independent.
      In making its independence determinations, the Board reviewed, among other factors, any current or recent business transactions or relationships or other personal relationships between North Fork and the particular director, including the director’s immediate family and companies owned or controlled by the director. The Board also considered non-business relationships, including cultural, social and familial, between the particular director and senior management of North Fork, as well as the nature of the contacts that resulted in the individual becoming a director of North Fork. The purpose of the Board’s review was to determine not only whether the particular director failed to meet any of the objective tests for “independence” under the NYSE’s listing requirements, but also whether under all the circumstances it was reasonable to expect the director to act with independence of mind in carrying out his or her duties, including in deciding how to vote on key issues confronting the Board.
      All of the members of the Board’s primary committees (Audit, Compensation and Stock, and Nominating and Governance) are independent under the applicable NYSE and SEC standards.
Meetings of the Board of Directors
      The Board of Directors met 17 times during 2004. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all Board committees of which the director was a member during the period he was a director or served on such committees.
      Pursuant to our Corporate Governance Guidelines, our directors are encouraged to attend annual meetings of stockholders. All of our directors who were North Fork directors during last year’s annual meeting attended that meeting.
      Our non-management directors meet separately on a regular basis in executive session without any members of management present. Our Corporate Governance Guidelines provide that the position of presiding director of executive sessions will be rotated among the chairmen of the committees of the Board. The presiding director at this time is Dr. Kurt R. Schmeller, Chairman of the Board’s Audit Committee.
      Our Board of Directors unanimously approved our Corporate Governance Guidelines in January 2004. The guidelines can be found on our website in the “Corporate Governance” section under

“Investor Relations” at www.northforkbank.com. Under our Corporate Governance Guidelines, the directors are expected to properly discharge their responsibilities to stockholders, including preparing for, attending and participating in meetings of the Board of Directors and meetings of the committees of which the director is a member.
Board Committees

Audit Committee
      Our Board of Directors has an Audit Committee that acts on behalf of the Board in reviewing the financial statements of the company and overseeing the relationship between the company and its independent auditor. In addition to monitoring the scope and results of audit and nonaudit services rendered by our independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A copy of the Audit Committee’s charter may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. For more information regarding the Audit Committee including the committee’s annual report, see “Audit Committee Information” on page      .

Compensation and Stock Committee
      The Compensation and Stock Committee of the Board reviews and makes decisions or recommendations on salaries and bonuses for our executive officers and determines all awards to executives and other key employees under our compensatory stock plans. A copy of the Compensation and Stock Committee’s charter may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. For more information regarding the Compensation and Stock Committee including the committee’s annual report, see “Compensation Committee Information” on page      .

Nominating and Governance Committee
      The Nominating and Governance Committee of the Board monitors our director nomination process, including identifying and recommending qualified candidates to serve as directors, and oversees our corporate governance generally. The committee also makes recommendations to the Board regarding committee appointments and regarding our Corporate Governance Guidelines.
      The committee has recommended and the Board of Directors has approved a Code of Conduct (the “Code”) in accordance with the rules of the New York Stock Exchange. The Code provides guidelines and standards which all directors, officers and employees of North Fork are expected to follow. A copy of the Code may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Any stockholder desiring a paper copy of the Code may obtain one by making a written request to the Corporate Secretary at the following address: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, New York 11747.

      A copy of the Nominating and Governance Committee’s charter may also be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. For more information regarding the Nominating and Governance Committee and the process by which directors are nominated, including stockholder access to the process, see “Nominating and Governance Committee — Nomination Information” on page      .
      The following table shows the membership of each of the above Board Committees as of February 28, 2005, and the number of meetings held by each such committee during 2004.
Committee Membership

			Compensation		Nominating &
	Audit		& Stock		Governance

Karen M. Garrison	X
Katherine Heaviside	X
William M. Jackson			X
Raymond A. Nielsen			X	*
Dr. Alvin M. Puryear	X
George H. Rowsom			X		X	*
Dr. Kurt R. Schmeller	X	*			X
A. Robert Towbin			X		X

2004 Meetings	9		9		7

*	Committee Chairman
Communications with the Board
      Stockholders may communicate to the Board any concerns they have as North Fork stockholders by writing to the following address: Board of Directors — Stockholder Communications; c/o Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. The Corporate Secretary’s Office will review all communications and will timely advise the Board of any communication that the Corporate Secretary determines to be of a serious nature. Periodically, the Corporate Secretary will summarize all stockholder communications received, including those deemed less serious, and will make all such communications available for the directors’ review. In order to efficiently process all stockholder communications, the Corporate Secretary’s Office, with the Board’s approval, may seek the assistance of other employees and outside advisors in reviewing and evaluating particular communications. In all cases, the complete text of communications will be made available to the directors in an appropriate and timely manner.
      In addition, stockholders may contact the presiding director of the executive sessions of the Board (meetings of the non-management directors) or any individual director or committee of the Board by writing to: Presiding Director (or the name of the individual director or committee) — Stockholder

Communications; c/o Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. Stockholder communications to the presiding director or to an individually named director or committee will be forwarded directly to the appropriate director or committee by the Corporate Secretary. The Board expects that individual directors and committees will exercise care and judgment in reviewing and reacting appropriately to stockholder communications.
Compensation of Directors
      Each non-management member of North Fork’s Board of Directors receives an annual fee of $40,000. This fee is for all duties as a North Fork director, including any service as a member of one or more committees of North Fork’s Board. Each non-management member of the Board of Directors of North Fork Bank (currently, the same group that serves as the North Fork Board) receives a fee of $1,000 for each meeting of the Bank Board attended and $2,000 for each meeting of a committee of the Bank Board attended. Chairmen of Bank Board committees receive an additional $500 per committee meeting attended. As of January 1, 2005, those directors who are also executive officers of North Fork – that is, Directors Kanas, Bohlsen and Healy — do not receive any separate fees for their service as directors of North Fork or any of its subsidiaries.
      Generally, the North Fork Board has not made available to individual directors any deferral arrangements or deferral plans applicable to their directors’ fees. However, certain directors continue to enjoy deferred directors’ fee arrangements that initially applied to them as directors of institutions acquired by North Fork in the past. Director Reeve will receive payments from North Fork in the future under a deferred directors’ fee agreement originally entered into by him with a predecessor institution, Southold Savings Bank. Director Jackson will receive shares of North Fork stock in the future under a deferred directors’ fee agreement originally entered into by him with a predecessor institution, GreenPoint Financial. Under these agreements, the directors deferred receipt of some or all of the fees otherwise payable to them as directors of the predecessor institution. Director Reeve will receive in the future regular monthly cash payments at a specified amount determined by applying market interest rates to the amounts deferred until time of payment. Director Jackson will receive in the future a number of shares of North Fork stock equal to the number of shares of the predecessor institution’s stock he could have acquired at the market with the amounts deferred at the time of deferral, adjusted for subsequent mergers and corporate events.
      Directors Jackson and Puryear also participate in a directors’ retirement plan that was instituted by GreenPoint Financial Corp. for outside directors of GreenPoint prior to North Fork’s acquisition of GreenPoint. Under the plan, each of these directors will receive payments of $7,500 per quarter after their retirement as directors of GreenPoint or any successor, including North Fork, for life, with any surviving spouse to receive $3,750 per quarter for life. There is no directors’ retirement plan covering other directors of North Fork.
      In 2004, North Fork adopted an Outside Directors Stock in Lieu of Fees Plan, under which non-management directors of North Fork or its subsidiaries may elect to receive any or all of the directors’ fees otherwise payable to them in cash in the form of shares of North Fork common stock, valued at the market value thereof on the day the fees are payable.

EXECUTIVE COMPENSATION
      The following table sets forth information concerning compensation and compensatory awards received in the last three years by our Chief Executive Officer, John Adam Kanas, and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 2004.
SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation Awards

(a)	(b)	(c)	(d)	(e)		(g)**		(i)
				Other	(f)	Securities		All
				Annual	Restricted	Underlying		Other
Name and				Compen-	Stock	Options(4)		Compen-
Principal Position	Year	Salary(1)	Bonus	sation(2)	Awards(3)	(shares)		sation(5)

John Adam Kanas	2004	$2,135,923	$3,500,000	$95,797	$6,207,750	37,500		$291,471
Chairman of the Board,	2003	2,069,500	2,500,000	81,671	5,216,400	30,000		175,720
President and Chief	2002	1,860,000	2,500,000	96,202	3,413,000	508,027	(6)	195,745
Executive Officer
John Bohlsen	2004	1,512,885	2,333,450	88,041	4,966,200	25,500		248,689
Vice Chairman of the	2003	1,471,500	1,675,000	86,384	3,864,000	18,000		158,307
Board	2002	1,325,600	1,675,000	78,264	2,559,750	280,996	(6)	146,337
Daniel M. Healy	2004	993,616	1,600,000	50,242	2,896,950	18,000		137,155
Executive Vice President	2003	970,500	900,000	49,258	2,511,600	15,000		85,525
and Chief Financial	2002	809,000	900,000	42,969	1,706,500	248,772	(6)	76,141
Officer

NOTES TO SUMMARY COMPENSATION TABLE:

**	Option amounts have been adjusted to reflect the stock split of three shares for two shares effective November 15, 2004.

(1)	Represents base salary, including any salary deferred at the election of the named executive officer (including deferral amounts under the 401(k) plan) and all directors’ fees, whether paid or deferred. As of January 1, 2005, directors who are executive officers no longer receive directors’ fees. The salary deferral amount under the 401(k) plan for each of the named executive officers in 2004 was $15,000. Total director’s fees for 2004 were $59,000 for Messrs. Kanas and Healy and $58,000 for Mr. Bohlsen. The base salaries of the named executive officers for 2005, as approved by the Compensation and Stock Committee at its December 2004 meeting, are as follows: $2 million for Mr. Kanas, $1.401 million for Mr. Bohlsen and $1 million for Mr. Healy.

(2)	Listed amounts represent tax payments on behalf of the named executive officers with respect to the taxable contributions to their accounts under the Supplemental Executive Retirement Plan (“SERP”).

(3)	Represents the dollar value of the restricted shares of North Fork common stock granted to the named executive officers during the year in question. The listed dollar values represent the number of shares multiplied by the average of the high and low market price of our common stock on the date of grant. All restricted shares granted to the executives during the years in question are subject to the same substantive terms and conditions. The shares carry the same dividend and voting rights as unrestricted shares of common stock from the date of grant. The shares vest at the earliest of (i) the executive’s attaining normal retirement age under the retirement plan (65), (ii) the executive’s early retirement under the retirement plan with the approval of the Compensation and Stock Committee, (iii) death or disability, or (iv) a change-in-control of North Fork as defined under the restricted share award agreements. Shares are forfeitable if the executive ceases to render services to the company prior to vesting. All taxes payable by the executive as a result of the vesting of the shares will be paid by North Fork under a so-called tax gross-up provision. As of year-end 2004, the number (and total dollar value) of restricted shares held by the named executive officers were as follows: Mr. Kanas — 1,912,704 shares ($55,181,510); Mr. Bohlsen — 1,012,348 shares ($29,206,240); and Mr. Healy — 593,977 shares ($17,136,236). These dollar values are based on the closing price of our common stock on December 31, 2004 ($28.85 per share), with no discount for the forfeitability and lack of transferability of the shares.

(4)	Represents the total number of shares of our common stock subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called “reload” stock options (i.e., options awarded to officers during the year based upon and coincident with their exercise of previously held stock options in stock-for-stock exercises). The number of reload stock options received in 2002 by each of the executive officers is separately identified in Note 6. No options issued to the named executive officers have been accompanied by stock appreciation rights.

(5)	Includes employer matching contributions on behalf of the named executive officers under the 401(k) plan and the defined contribution plan feature of the SERP and specified premiums paid by North Fork on certain insurance arrangements covering the executive officers. Listed amounts for 2004 include employer matching contributions under the 401(k) plan on behalf of executive officers Kanas, Bohlsen, and Healy of $9,000 each; employer matching contributions under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $231,114, $212,404, and $121,210, respectively; and the following insurance premiums paid by North Fork on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy and $37,675 in premiums on a term life insurance policy; for Mr. Bohlsen, $27,285 in premiums on a term life insurance policy; and for Mr. Healy, $6,945 in premiums on a term life insurance policy. The company also maintains split dollar life insurance policies on behalf of executive officers Kanas, Bohlsen and Healy, for which the company did not pay any premiums during 2004, 2003 or 2002, but which remain in effect.

(6)	Includes the following numbers of shares underlying “reload” stock options issued to the named executive officers in 2002 (which numbers are adjusted to reflect the stock split of three shares for two shares effective November 15, 2004): Mr. Kanas — 463,027 shares; Mr. Bohlsen — 250,996 shares; and Mr. Healy — 226,272 shares.

STOCK OPTIONS
      The following table sets forth information concerning stock options granted during 2004 to each of the named executive officers in the Summary Compensation Table on page      .
Option Grants in 2004

(a)	(b)	(c)		(e)	(f)
	Number of	% of Total	(d)
	Securities	Options	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options	Employees	Price		Present
	Granted(1)	in Fiscal	(dollars/	Expiration	Value(3)
Name	(shares)	Year(2)	share)	Date	(dollars)

John Adam Kanas	37,500	2.0%	$27.59	12/09/14	$209,250
John Bohlsen	25,500	1.3%	27.59	12/09/14	142,290
Daniel M. Healy	18,000	0.9%	27.59	12/09/14	100,440

NOTES:

(1)	All stock options listed were granted to the named executive officers on December 9, 2004, bearing terms and conditions identical to the terms and conditions applicable to previous grants to the executives of regular stock options (as opposed to “reload” stock options). All such options were immediately exercisable upon grant, and provide the optionee with a right to request the grant of a reload option upon the optionee’s stock-for- stock exercise of the underlying option, which the Compensation and Stock Committee may choose to award at its discretion. The options also contain a transferability feature under which the executive is permitted to transfer the option, prior to exercise, by gift to members of the executive’s immediate family. In addition, the executives, upon stock-for-stock exercise of such options, may direct the company to defer the delivery of the new shares until a specified later date. If an executive elects to defer the delivery of option shares, he may receive dividend equivalent payments on the deferred shares equal to the dividends paid by the company on its common stock during the deferral period.

(2)	The listed percentage for each executive represents the percentage of all compensatory stock options issued by the company during the year that were received by that executive. Such calculation excludes stock options issued during 2004 by companies acquired by North Fork during the year (GreenPoint and The Trust Company of New Jersey), and replacement options issued by North Fork to holders of GreenPoint stock options upon the merger of GreenPoint into North Fork on October 1, 2004.

(3)	The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant.

The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 3.60 percent; (c) the volatility factor utilized was 23.50 percent; (d) the dividend yield on the common stock was assumed to be 2.96 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

      The following table sets forth information concerning all stock options that were either exercised in 2004 or held at year-end 2004 by the named executive officers in the Summary Compensation Table on page      .
Aggregate Option Exercises in the Year Ended December 31, 2004,
and Year-End Option Values

(a)	(b)	(c)	(d)		(e)
			Number of		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
	Option Exercises in 2004		December 31,		December 31,
			2004		2004(1)
	Shares Acquired		(Exercisable/		(Exercisable/
	on Exercise	Value Realized	Unexercisable)		Unexercisable)
Name	(shares)	(dollars)	(shares)		(dollars)

John Adam Kanas	0	0	E	679,177	E	$4,640,150
			U	0	U	0
John Bohlsen	0	0	E	349,282	E	1,863,937
			U	0	U	0
Daniel M. Healy	0	0	E	296,772	E	1,556,600
			U			0

NOTES:

(1)	Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing price of our common stock on December 31, 2004, of $28.85 per share.
AGREEMENTS WITH EXECUTIVE OFFICERS
      North Fork has entered into change-in-control agreements with three executive officers — Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement that will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. Under each of the agreements, the executive is entitled to receive from North Fork a lump sum payment equal to 299 percent of his average taxable compensation if, within 24 months after a change-in-control of North Fork (as defined in the agreement), his employment is terminated (other than for cause) by North Fork or the surviving company in the change-in-control transaction or by the executive voluntarily. The agreements provide that the lump sum payment will be reduced by the value of certain other benefits or payments received by the executive coincident with the change in control (not including, however, all “parachute payments” then made to the executive as defined under the Internal Revenue Code).
      In 1994, the Board adopted the North Fork Bancorporation, Inc. Performance Plan, under which executives and other officers and employees of North Fork and its subsidiaries may receive cash payments following an acquisition by a non-affiliate of control of the company, if certain financial performance targets are met in connection with the acquisition transaction.
      Notwithstanding any language set forth in any of North Fork’s previous filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating by reference into such filings any information contained in future filings with the SEC, including this Proxy Statement, in whole or in part, certain of the following sections of this Proxy Statement shall not be incorporated by reference into any such filings, specifically: the Performance Graph set forth below, the Compensation Committee Report on pages      through      , and the Audit Committee Report on pages      through     .

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the cumulative total stockholder return on North Fork’s common stock over a five year period with the cumulative total return on the Standard and Poor’s 500 Stock Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 1999, and the reinvestment of all dividends. The KBW 50 Index is a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. covering the 50 largest bank holding companies in the United States (including North Fork).

	1999	2000	2001	2002	2003	2004

North Fork	$100.00	$147.56	$197.58	$214.00	$264.79	$291.82
S & P 500 Index	$100.00	$90.90	$80.09	$62.43	$80.31	$89.02
KBW 50 Index	$100.00	$120.06	$115.11	$107.00	$143.42	$157.83

COMPENSATION COMMITTEE INFORMATION
Compensation Committee Report
      The Compensation and Stock Committee of the Board of Directors (the “Committee”) is responsible for reviewing all aspects of executive compensation and has sole discretion on certain matters including on all forms of compensation payable to the Chief Executive Officer.
      Even before the enactment in recent years of various good corporate governance laws, which emphasize the importance of independent directors in public companies, the Committee consisted exclusively of independent directors. The current members meet all independence requirements under applicable law and regulation, including the listing requirements of the New York Stock Exchange (“NYSE”).
      The Committee currently consists of four directors, none of whom is an officer or employee of North Fork or any of its subsidiaries or has any separate, substantial business relationship with North Fork. The names of the Committee members are listed at the end of this report.
      As part of its regular annual duties, the Committee (i) reviews and approves salary levels for executive management, (ii) establishes the parameters under which annual bonuses may be paid to executives, if the Committee’s preestablished targets are met, and (iii) determines in its sole discretion the stock awards to be granted to executives under North Fork’s compensatory stock plans.
      The Committee reviews and exercises substantial control over all other aspects of executive compensation, including all types of executive benefits. The Committee reviews and approves all executive retirement and severance arrangements and sets performance targets under the company’s performance plan, which may affect the level of special retirement payments to executives after any change-in-control of North Fork.
      The Committee also makes recommendations to the full Board on compensatory arrangements with executives of acquired companies, both incident to and following such acquisitions.
      The Board of Directors, with assistance from the Nomination and Governance Committee of the Board, monitors the Committee’s functioning and determines the Committee’s membership, including the qualification of each member to serve. The Board also retains inherent authority to modify or rescind certain Committee determinations on executive compensation.
      We on the Committee are submitting this report summarizing our involvement in compensation decisions and policies affecting North Fork’s executive officers generally and Chairman, President and Chief Executive Officer John Adam Kanas, specifically.
Continuing Impact of Recent Developments in Corporate Governance on Compensation Decisions
      The Committee understands and is committed to uphold the recently enacted laws that are intended to strengthen corporate governance, including the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley, and the various regulations implementing the letter and spirit of the statute, emphasize the importance of the Board of Directors and committees of the Board in protecting shareholder interests. Among the new governance rules is an NYSE requirement that listed companies have a compensation committee of the board that is responsible for key decisions on executive compensation, and that such committee consist exclusively of independent directors. All members of our Committee are independent. Our duties are set forth in our charter, which is posted on North Fork’s website. We reexamine our charter and our responsibilities under law and regulation on a regular basis.
      We believe that even prior to the recent intensification of concern over good corporate governance, North Fork and this Committee were adhering to good governance principles and practices relating to executive compensation. As a matter of policy, the Committee has always exercised substantial authority over the compensation paid to company executives, including not only in the number and type of awards granted to executives under our compensatory stock plans (an area in which the Committee is required by law to have exclusive authority), but also on the issues of executive salary, bonus, benefits, perquisites, and severance arrangements. As a matter of policy, our Committee has always consisted of independent directors, as is now mandatory under the NYSE listing requirements.
      Moreover, as a matter of philosophy, North Fork and this Committee have always been committed to a compensatory structure for executives that is simple and readily comprehensible to investors. In this respect, too, the company has long adhered to compensation concepts that, if not now required by law, are being urged on public companies by good governance advocates.
      The types of compensation we offer our executives remain within the traditional categories: salary, short- and long-term incentive compensation (bonus and stock-based awards) and standard executive benefits. We have never made available or permitted the types of non-standard benefits or arrangements that are now unlawful or are so obscure as to escape investors’ notice. We do not make loans to executives or their families or families’ businesses, other than those routine and modest-sized bank loans that continue to be permissible under law. We do not permit our executives to receive any income or gain from side transactions or arrangements with the company, a major concern addressed by the new corporate governance laws and regulations.
      The result of North Fork’s and this Committee’s long-time adherence to good governance principles in dealing with executive compensation has been a healthy, open and productive relationship between our executives and the company, to the benefit of our stockholders.
Executive Compensation Policy
      The basic policy of North Fork on executive compensation, as set by this Committee and affirmed by the Board of Directors, is to provide incentive for executives to achieve corporate and individual goals and to reward executives when those goals are met.
      The overriding philosophy, in setting both corporate and individual goals, is to ensure that the interests of senior management are aligned with the interests of stockholders. The Committee believes that, over time, the financial performance of the company is reflected in the value of its stock and that internal results (financial performance) and external results (stock price) ultimately move in a complementary fashion.

      Consistent with this belief, the Committee has aligned senior management interests with stockholder interests in two ways: first, by tying the amounts of compensation paid to executives to certain key measures of financial performance (internal results), and, secondly, by ensuring that a significant portion of executive compensation is paid in the form of stock or stock options, which accrue value over time as the company’s stock price increases (external results). Under both considerations, financial performance and stock price performance, the emphasis is on steady but consistent progress over time, achieved through careful execution of a well designed business strategy. In the Committee’s judgment, this formula has worked well for North Fork and its stockholders, and we should continue to apply it.
      The financial performance of the company on a period-to-period basis is principally reflected in salary adjustments and bonuses. We use these elements of compensation to provide executives with continuous, near-term incentive to achieve. Executives’ stock-based compensation, on the other hand, particularly as we have structured it at North Fork, is focused on achievement of long-term success. As is true of most publicly-traded stocks, our stock price fluctuates over time, typically more so than does our financial performance. In the long run, however, stock price is a good indicator, we believe, for corporate performance. Stock-based awards are thus a way to tie executive compensation to long-term performance. Moreover, at North Fork we have reinforced this connection between stock-based compensation and long-term performance. The shares of restricted stock that we have awarded to our executives generally do not vest until the executives retire or upon their earlier death, disability or a change in control of North Fork. Until that time, the restricted stock is forfeitable if the executive leaves or is terminated. This protracted vesting reinforces the executive’s incentive to seek long-term growth in stock value, while removing the temptation to seek short-term upswings in stock price for personal gain. In addition, North Fork has never re-priced stock options downward or exchanged new lower-priced options for outstanding higher-priced options.
      In determining overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. We also consider executive compensation practices of our competitors and peers, both within the financial services industry and in the broader corporate sphere. The peer groups we utilize for comparison purposes are discussed below under “Consultant Reviews.”
      The ultimate purpose of North Fork’s executive compensation structure is to retain the productive management team that is in place, to attract additional executives of the highest caliber and to motivate the entire management group to put forth maximum effort toward achieving specified corporate goals identified through our strategic planning process.
Consultant Reviews
      Committee members have access to all relevant corporate financial information, personnel records and other data and periodically obtain the advice of compensation consultants. In 2004, as in the preceding year, the Committee obtained an analysis of executive compensation from a compensation consultant, Mercer Human Resource Consulting (“Mercer”).

      In a review conducted in September 2004, Mercer evaluated the compensation our executives receive against executive compensation practices at two different peer groups of financial institutions, Group A consisting of 14 institutions having total assets of from $13 billion to $43 billion, and Group B consisting of 13 institutions having total assets of from $37 billion to $98 billion. Following our October 2004 acquisition of GreenPoint Financial Corp., we believe that our company, with $60 billion in assets, should be analyzed in the context of the larger peer group, Group B. (Neither of these peer groups is identical to the group of financial institutions that makes up the KBW bank index represented in the stock performance graph preceding this Report, but the KBW index includes many of the same institutions.)
      Based upon our discussions with Mercer and our review of the information presented to us, particularly the information about executive compensation practices at the institutions in peer group B, we have concluded that our executives are well compensated, that overall pay levels are fair, and that executive compensation is aligned with North Fork’s performance. In its 2004 review, as in its 2003 review, Mercer suggested that we place greater emphasis on long-term (vs. annual/cash) incentive components of executive pay, such as stock-based awards. In making our year-end 2004 determinations, the Committee gave due weight to this recommendation. See the discussion below under “Year-End 2004 Committee Decisions on Executive Compensation.”
Components of Executive Compensation
      In our deliberations regarding executive compensation, we focus upon all aspects of compensation. This includes the fundamental components of (1) salary, (2) short-term incentive compensation (performance bonuses), and (3) long-term incentive compensation (stock-based awards). We also review all other aspects of executive compensation, including executive retirement, severance and health benefits, travel and transportation arrangements, club allowances, key personnel insurance coverage and other executive benefits calculated to enhance company business.
      Any employment agreement or personal service agreement between North Fork and any individual executive officer must be approved by the Committee. Currently, none of our executives has any such agreement. The Committee also makes recommendations regarding employment or personal service agreements between North Fork and any executive officer of a company acquired by North Fork. For a further discussion of these matters, see “Certain Employment Agreements and Arrangements.”

Salary
      We conduct an annual review of salary levels for all senior executives, as well as for certain other officers. The Committee acts with the full authority of the Board in determining the CEO’s salary each year and makes recommendations to the Board on specific salaries or salary modifications for all other executives, which the Board generally ratifies as part of its review of all Committee actions. Salary movement is influenced by the executive’s responsibilities, experience and performance, as well as competitive marketplace considerations.

Annual Incentive Compensation
      Short-term incentive compensation for executives is provided through the executive feature of North Fork’s Annual Incentive Compensation Plan (the bonus plan). The plan was most recently approved by stockholders at their 2001 annual meeting. The Committee administers the plan.
      The plan permits senior executives, as well as other deserving employees, to receive cash bonus payments at the end of each year if North Fork has met certain pre-established financial performance targets for that year. The performance targets that apply to the executive feature of the plan are set by the Committee for each year not later than the 90th day of the year. The financial measures for which targets are set each year are earnings per common share, return on average assets, and return on average common equity, with, in each case, an adjustment of net income to eliminate therefrom the after-tax effect of any extraordinary items, including restructuring charges, and the cumulative effect of accounting changes. At year-end, if the targets have been met we determine whether all or some smaller portion of the maximum bonus payable to each executive, calculated under a mathematical formula set forth in the executive feature of the plan, will be paid to that executive. Under the plan’s formula, the maximum bonus for any year for the individual executives is a specified percentage of the company’s net income for the year, adjusted as provided above and before deduction of any bonuses paid to the executives. The maximum bonus for the CEO is 1.75 percent of net income as thus defined, for the Vice Chairman is 1.167 percent of such amount and for the CFO is ..75 percent of such amount. Each of the bonuses actually paid to these executives at year-end 2004 was substantially below these maximum bonuses payable to the executives under the plan’s objective formula. Because the plan has been approved by North Fork’s stockholders, amounts paid thereunder to senior executives are fully tax deductible to the company (absent such approval, a provision of the Internal Revenue Code would restrict our ability to deduct such payments for tax purposes).

Long-Term Incentive Compensation
      The final major component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as restricted stock and stock options, that offer executives the possibility of future value depending on the long-term price appreciation of North Fork’s common stock and the executive’s continuing service with the company.
      The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to North Fork’s long-term superior financial performance, eliciting maximum effort and dedication from our executives. Accordingly, the company, with this Committee’s support, has expanded the long-term incentive program in recent years to reach a broader range of non-executive officers and employees. Even with this expansion, North Fork’s employee stock “overhang” (the ratio of authorized but unissued or unvested shares under North Fork’s stock plans to the total number of common shares outstanding) and North Fork’s “run rate” (the ratio of shares subject to compensatory stock awards granted in any given year to the total number of common shares outstanding) are well below the average ratios for publicly traded companies.

      Under all of North Fork’s compensatory stock plans, the Committee has sole discretion in determining grants of stock-based awards to executives, including the timing, amounts and types of awards. Our awards are not subject to Board modification or rescission. In the case of individual executives, our award decisions are based both on corporate performance (measured against North Fork’s pre-established goals and peer group performance) and the executive’s individual achievements.
      Historically, stock-based awards under North Fork’s plans have been either stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to vesting). The exerciseability of options and the vesting of restricted stock depend upon the executive’s continuing to render services to the company. The value of both stock options and shares of restricted stock is directly tied to the market price of North Fork’s common stock over the long term, and in this sense the interest of executives as award holders mirrors that of long-term stockholders.
      Our top executives hold substantial amounts of common stock or stock options (CEO John Adam Kanas is one of North Fork’s largest individual stockholders). The Committee believes that management thus has a strong motive to seek to drive share values upward over time.

Stock Plans
      The principal vehicle for future grants of stock-based awards to our executives is North Fork’s 2003 Stock Compensation Plan, approved by the Committee in June 2003. Under this plan, awards may be granted not only to executives and other officers but also to a broad selection of junior employees, as well as consultants and advisors. The total number of shares of common stock that may be issued pursuant to awards granted under the 2003 plan was initially set at 5 million shares, subject to adjustment. Both stock options and restricted stock may be awarded under the 2003 plan. The maximum number of restricted shares subject to award thereunder was originally set at 3.3 million shares, subject to adjustment. In addition to the 2003 plan, North Fork has several older compensatory stock plans under which it has issued stock options and restricted stock awards, some of which continue to be outstanding. Only a very small number of additional stock awards, if any, may be issued under these older North Fork stock plans.
      All options granted under North Fork’s stock plans must have an exercise price at least equal to the market value of the common stock on the date of grant. The re-pricing of any stock options previously granted under the plans is prohibited. Options may be exercised only for a limited period of time after the optionee’s departure from North Fork. Restricted shares awarded under the plans carry dividend and voting rights from the date of grant. The earliest possible vesting date for restricted shares granted under the plans is three years after the date of grant, subject to acceleration in extraordinary circumstances. Normally, however, restricted shares do not begin to vest until five years after the date of grant and, in the case of restricted shares awarded to executives, the Committee often specifies longer vesting periods. (See “Special Features of Executives’ Stock-Based Awards: Extended Vesting of Restricted Stock,” below.) Restricted shares are forfeited if the holder’s service with North Fork terminates before vesting. The Committee has on rare occasions permitted accelerated vesting of restricted shares, but only under special circumstances (e.g., sudden death or disability, family hardship).

GreenPoint Stock Plans
      In North Fork’s recent acquisition of GreenPoint Financial Corp., the company assumed several of GreenPoint’s compensatory stock plans. Generally, the assumed GreenPoint plans may not be used for making additional awards to executives or employees after the acquisition, but only survive insofar as the assumed plans’ terms continue to govern the stock options granted to GreenPoint executives and employees thereunder prior to the acquisition, which options were converted in connection with the acquisition into options to buy North Fork stock. The only exception is GreenPoint’s 1999 Stock Option Plan, which not only survived the acquisition but remains available for the grant of new awards thereunder, to North Fork employees who previously were GreenPoint employees or to newly hired North Fork employees.

Special Features of Executives’ Stock-Based Awards
      Over time, the Committee has added several special features to the executives’ stock-based awards (options and restricted stock), reflecting its belief in the importance of such awards and the need to tailor them to create the appropriate incentives and inducements for senior management. Among the principal features that have been added to executive awards are extended vesting of restricted stock, reload stock options, and deferred receipt of shares upon option exercise.
Extended Vesting of Restricted Stock
      One special feature of the stock award program applicable to the top executives (those named in the Summary Compensation Table), as well as to certain other senior officers, is an extended vesting schedule for their shares of restricted stock. Under the extended vesting approach, the restricted stock is not scheduled to vest, and remains forfeitable, for a period of time extending well beyond the vesting periods that normally apply to our grants of restricted stock. Under extended vesting, the restricted stock does not vest until the executive reaches normal retirement age, subject to accelerated vesting upon (i) the executive’s retiring early, with the specific approval of the Committee, (ii) the death or disability of the executive, or (iii) a change in control of North Fork. This contrasts with the normal vesting schedule for our restricted stock grants under which vesting occurs on the fifth, sixth and seventh anniversaries of the date of grant. If an executive holding restricted stock with extended vesting leaves North Fork for any reason prior to the occurrence of one of the designated vesting events and the Committee does not otherwise elect to accelerate vesting at its discretion, the shares are forfeited.
      We have utilized a similar, extended vesting strategy with respect to awards of restricted stock granted to a number of non-executive senior officers. Much of the restricted stock granted to these officers in recent years also has carried an extended vesting schedule, with, in many cases, first vesting to occur ten years after the date of grant, subject to accelerated vesting as provided above.
      This strategy of extended vesting dramatically increases the incentive for North Fork executives to focus on the long-term growth of stock value and to maintain their dedication and commitment to the company over an extended time.

Reload Options
      The concept of reload stock options was added to North Fork’s executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Reload options work as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise (that is, by surrendering to the company, as payment of the option exercise price, a number of shares of common stock previously owned by the executive valued at the current market price), the executive receives, in addition to the shares deliverable to him as a result of his exercise of the original, or “underlying,” option, a new reload option to acquire an additional number of shares equal to the number of shares surrendered by the executive in exercise of the underlying option plus the number of shares withheld by the company upon exercise in payment of related tax obligations, including withholding taxes. The reload option bears an exercise price per share equal to the market price of the common stock on the date the reload option is issued. The duration of the reload option is established by the Committee upon grant.
      The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in North Fork. We determine in our sole discretion whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options.
Deferred Receipt of Option Shares
      Under North Fork’s executive compensation program, executives may request deferred delivery of their option shares. Under a deferred delivery exercise, when executives decide to exercise their stock options, they may request that North Fork defer delivery to them of their option shares until some future date. By deferring delivery of the shares, the executives also defer taxation to them of the compensation income represented by the option shares. During the deferral period, the shares are not forfeitable. As part of this program, the Committee may provide to those executives who elect to make such “deferred delivery exercises” of options the right to receive from the company during the deferral period payments equal to the dividends they would have received had their option shares been delivered to them upon exercise (“dividend equivalent payments”). The program permitting executives to defer receipt of their option shares is intended to assist executives in their personal asset management planning.

Supplemental Components of Executive Compensation
      In addition to the principal components of executive compensation discussed above — salary, performance bonuses, and stock-based awards — the Committee also reviews on an ongoing basis the remaining supplemental components of executive compensation. These include certain plans and arrangements providing retirement, severance and medical benefits to executives, as well as benefits provided on an individualized basis to assist executives in performing their duties and to support North Fork’s business and community profile. The individualized benefits include travel and transportation arrangements, social group allowances (clubs, etc.), professional association fees, key personnel insurance, individual security measures and assistance in personal asset management.

      These supplemental components of executive compensation are, in the Committee’s view, both reasonable and productive. Several of these components, including the company’s supplemental executive retirement plan, certain change-in-control agreements and arrangements, and various special insurance arrangements that benefit both North Fork and the executive, are discussed elsewhere in the proxy statement.
      The Committee reviews and, as appropriate, makes decisions and recommendations regarding all of these supplemental components of executive compensation, and has sole discretion with respect to such matters as they pertain to the CEO.
Tax Deductibility of Certain Payments
      Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid in any year to the senior executives (those identified in the Summary Compensation Table), subject to certain exemptions. One of the exemptions is for performance-based compensation paid under stockholder-approved plans. North Fork’s bonus plan, the Annual Incentive Compensation Plan, is a performance-based plan that has been approved by the stockholders. Thus, any bonuses paid under the plan to executives remain tax deductible to North Fork regardless of the executive’s total compensation.
Year-End 2004 Committee Decisions on Executive Compensation
      From a financial performance standpoint, 2004 represented a unique challenge to our company and our executive officers. While dealing with the continuing difficulties posed by a hostile interest rate environment, with margins under considerable pressure, our company completed two significant acquisitions, one of which, the GreenPoint acquisition, essentially doubled the size of our organization and represented our entry into a new line of business, wholesale mortgage banking. As a result of the acquisitions, our company is now the 16th largest banking organization headquartered in the United States, both in terms of total assets and market capitalization. At this date, the task of successfully integrating the acquired businesses is far from completed but in the Committee’s view the transactions were carried out efficiently and the reaction of our investors, customers and the financial markets has been positive.
      Despite the extraordinary expense and effort required to accomplish these transactions in 2004, our financial performance held up well. Diluted earnings per share improved from 2003 to 2004. Returns on average tangible equity and average tangible assets, although down slightly from the prior year, were still well in excess of industry averages for 2004. As was true throughout the banking sector, our net interest margin did experience further compression during the year, albeit at a slower rate. Moreover, this trend was somewhat exacerbated by our acquisition of the lower-margin banking operations of GreenPoint. However, the same acquisition also brought with it a substantial and desirable expansion of our loan portfolio, particularly mortgage and consumer loans. Our asset quality continued to be excellent, both before and after the acquisitions. Importantly, the acquisitions greatly expanded our presence in our target geographic area of New York City and environs.

      From the perspective of stock price performance, 2004 represented for North Fork, as for the banking industry generally, a relatively flat year, largely reflective of interest rate pressures and concerns. Over the long term, our stock price continues to outperform both the stock market generally and standard indices of financial institution stocks. The Performance Graph set forth immediately before this Report illustrates our five-year stock performance record. We also increased our cash dividend by 10% during 2004.
      In summary, the most significant factor, in our view, in assessing management’s performance in 2004 was the successful completion of two substantial acquisitions, placing North Fork in the top tier of banking institutions in the United States, while preserving the company’s excellent fundamentals during a difficult time for the industry. Our year-end decisions on executive compensation reflect our view that this was a commendable achievement.

Salary
      A year ago, the Committee, influenced by recommendations received from its consultants, determined that the salaries of the top executives in 2004 should remain at their pre-existing, 2003 levels, and that increases in the overall compensation of the executives at that time would be reflected instead in enhanced long-term incentive compensation, i.e., larger grants to them of options and restricted stock under the company’s compensatory stock plans. (See the discussion in “Consultant Reviews,” above.)
      At year-end 2004, we decided that the same approach was warranted and that, as a general matter, increases in overall compensation for senior management, based on the year’s accomplishments, would principally be reflected in increased grants to them of long-term incentive compensation awards (options and restricted stock) and higher bonuses, as opposed to salary increases. Consequently, we approved a continuation of pre-existing salaries for the top two executives and a modest increase in salary for the Chief Financial Officer. The Board concurred with these determinations and recommendations regarding salary. The Summary Compensation Table on page      of the proxy statement sets forth information on the executives’ salaries.

Annual Incentive Compensation
      As discussed in the preceding section on salaries, this Committee determined a year ago that increases in executive compensation at that time should take the form of enhanced awards under the company’s long-term incentive compensation plans, i.e., larger grants of stock options and restricted stock. Accordingly, the bonuses paid to senior management at year-end 2003 under the company’s annual bonus plan were capped at their 2002 levels assuming the plan’s performance targets were met (they were), just as executive salaries remained at their pre-existing levels.
      In determining the executive bonuses payable under the bonus plan at year-end 2004, the Committee first verified, as required under the plan, that the objective performance targets for certain financial measures that it had previously set for the year under the executive feature of the plan had been met. The financial measures are discussed in “Components of Executive Compensation — Annual

Incentive Compensation,” above. We then calculated the maximum bonuses payable to each of the executives under the objective formula set forth in the executive feature of the plan, also as described above. These maximum amounts greatly exceeded the bonus amounts paid to the executives at year-end 2003 or in any previous year, and also exceeded the range of amounts considered by the Committee as appropriate for year-end 2004.
      After deliberation on all relevant factors, including the significant acquisitions completed in 2004 and prevailing competitive pay levels, the Committee determined to pay to the top three executives bonuses under the bonus plan at year-end 2004 that represented significant increases from the prior year’s bonuses. Each of these bonuses, however, was substantially below the maximum bonuses payable to the executives under the plan’s objective formula. The amounts of these bonuses are set forth in the Summary Compensation Table in this proxy statement. At the beginning of this year, the Committee also established the executive performance targets under the bonus plan for 2005.

Long-Term Incentive Compensation
      Consistent with the recommendation of our compensation consultant, Mercer, as discussed in the preceding two sections of this report, and in furtherance of North Fork’s commitment to long-term incentive compensation, this Committee determined at year-end 2004, as the Committee had determined at year-end 2003, to increase the long-term incentive component of executive compensation, by awarding greater numbers of stock options and restricted stock to senior management. Thus, the value of stock awards granted to the executives at year-end was greater than at year-end 2003, although the percentage increase in the value of such awards was comparable to the percentage increase represented by the 2003 year-end grants.
      Stock-based awards to executives were made in the form of restricted stock or stock options. All awards were granted either under the company’s 1999 Stock Compensation Plan or its 2003 Stock Compensation Plan. The number and type of awards granted to each individual executive in 2004 is set forth in the Summary Compensation Table.
Change-in-Control Arrangements Affecting Executive Officers
      The Committee supports North Fork’s traditional policy of not extending long-term employment agreements to executive officers under normal circumstances. In the past, the company has diverged from this policy only in the context of acquisitions, such as the acquisitions completed in 2004, by occasionally giving employment agreements to officers of acquired banks. None of North Fork’s current executive officers is serving under an employment agreement or personal services agreement.
      As part of the recent acquisitions of GreenPoint and The Trust Company of New Jersey, certain executive officers of the acquired institutions were entitled to receive long-term executive employment agreements from North Fork. In all such cases, however, with the full approval of this Committee, the individual executives of the acquired institutions were willing to accept from North Fork after completion of the particular acquisition alternative arrangements involving surrender of the executive’s employment agreement in return for agreed upon consideration from North Fork. In certain cases, the executives of the acquired institutions have remained as directors or consultants of North Fork.
      Although the Committee supports the policy of avoiding executive employment agreements, we believe that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the company. Thus, the Committee has approved change-in-control agreements between the company and each of the top three executives. The Committee also has approved a broader “performance plan” that provides for the possibility of significant cash payments to senior executives and selected other officers and key employees in the event there is a change-in-control of the company that involves superior returns for the company’s stockholders. Both of these change-in-control measures are discussed in more detail below. In approving these arrangements, the Committee has sought to align the interests of senior management with the interests of stockholders, such that top executives not only will be motivated to commit best efforts to the long-term financial success of the company but also will be encouraged to explore possible change-in-control transactions at the optimum time and for an optimum price.

Change-in-Control Agreements
      North Fork has entered into change-in-control agreements with each of its top three executives, John Adam Kanas, John Bohlsen and Daniel M. Healy. These agreements provide for assured payments to the executive in the event there is a change-in-control of North Fork and the executive ceases to serve in his current position. These agreements are fairly standard in form and substance. If there is a change-in-control of North Fork and within a designated period thereafter the executive’s employment terminates, the executive will receive an amount in cash equal to approximately three times the executive’s average taxable compensation for the five years before the change-in-control. The agreements are described in more detail elsewhere in this Proxy Statement under the heading, “Agreements With Executive Officers.”

Performance Plan
      In 1994, the company adopted a plan that provides for a one-time cash payment to executives and other key employees in the event the company is acquired in a transaction that represents above-average returns. Under this plan, named the Performance Plan, upon completion of a change-in-control transaction that meets pre-set performance targets, a special cash pool will be funded and immediately thereafter paid out to participating executives and key employees.
      The maximum size of the performance pool is three percent of the transaction value (which, in most instances, would be measured based upon North Fork’s aggregate market capitalization immediately prior to closing). The precise amount of the pool subject to this limit will depend upon the level of financial success achieved by North Fork prior to or in connection with the acquisition, measured against pre-established objective performance targets set or ratified each year by the Committee, acting as administrator of the plan. No performance pool will be funded or distributed in connection with any change-in-control transaction that does not meet the pre-established targets for above-average financial performance.

      Those eligible to receive distributions out of the performance pool will be divided into three segments, or tranches, as follows: tranche 1 — selected executive officers, tranche 2 — selected other officers, and tranche 3 — selected other key employees. The company’s CEO at the time of a distribution will be entitled to receive at least 30% percent of the amount included in Tranche 1 of the performance pool. Tranche 3 participants may not receive in the aggregate more than 10 percent of any performance pool. Otherwise, the division of the performance pool among the particular tranches, the particular individuals entitled to participate in the tranches, and the dollar amounts distributed to each such participant will be determined by the Committee in its sole discretion, taking into account all relevant factors.
      The Committee, in establishing or ratifying at each year-end the particular performance targets that must be met if a performance pool is to be funded and distributed in connection with a change-in-control transaction initiated in the ensuing year, is directed to take into account not only the company’s own financial performance, in periods preceding the change-in-control transaction and/or in the transaction itself, but also the financial performance of the company’s peer group and the returns that have been realized by shareholders of peer group companies in comparable transactions. Historically, the targets established by the Committee have involved achievement in any such transaction of a designated multiple of the company’s pre-existing stock values as compared to multiples in comparable transactions, possibly combined with achievement by the company of designated earnings levels in periods preceding the transaction.
      The precise performance targets selected by the Committee from time to time are shared by it only with senior management and are maintained in the Committee’s confidential files. The Committee continues to monitor the structure and efficacy of the performance plan on an ongoing basis.
Compensation of Chief Executive Officer
      In determining appropriate types and amounts of compensation for the CEO each year, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation include the financial performance of the company, including return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the company’s stock price, comparative results achieved by the company’s peer group institutions, and progress in realizing the company’s long-term business plan. Individual factors include the CEO’s initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.
      In the Committee’s opinion, Chairman and CEO John Adam Kanas deserves much of the credit for the significant accomplishments of North Fork in 2004. Of particular importance was Mr. Kanas’ primary role in identifying and negotiating the major acquisitions completed during the year. In the past, the company has consistently stated that its long-term business plan envisions substantial growth in its geographic market area within the lines of business that it knows and has successfully pursued. The acquisitions of GreenPoint and The Trust Company of New Jersey constitute a major step forward in realizing that plan. At the same time, the company’s financial performance remains exemplary, for which Mr. Kanas also deserves credit. In summary, the company continues to reflect Mr. Kanas’ vision and rely on his leadership, as it has for the past 30 years.
      At year-end 2004, as discussed above, the Committee determined to increase the compensation of Mr. Kanas in the area of annual bonus and stock-based awards under the company’s compensatory stock plans, while continuing his salary at its pre-existing level. Salaries and annual bonuses paid to Mr. Kanas in the past three years and equity-based awards granted to him over this period are set forth in the Summary Compensation Table on page      of the proxy statement.
      In no other respect was the compensation of Mr. Kanas materially altered during 2004. He continues to receive certain additional executive benefits, as identified in the Executive Compensation section of the proxy statement, including coverage under a supplemental executive retirement plan, enhanced insurance coverage and benefits, certain protections in the event of a change in control of North Fork as identified in the preceding section of this report, “Change in Control Arrangements Affecting Executive Officers,” and various other standard executive perquisites which are not in the aggregate significant.
      Committee members:
                    Raymond A. Nielsen, Chairman
                    William M. Jackson
                    George H. Rowsom
                    A. Robert Towbin
Compensation Committee Interlocks and Insider Participation
      From January 1, 2004, until October 1, 2004, the Compensation and Stock Committee members were Directors Dickerson, Gerard, Nielsen and Rowsom. Directors Dickerson and Gerard retired as of October 1, 2004, on which date Directors Jackson and Towbin became members of the Compensation and Stock Committee. During 2004, no member of the Compensation and Stock Committee was an officer or employee of North Fork or any of its subsidiaries or had any substantial business dealings with North Fork. No member of the committee has ever been an officer of North Fork, although Mr. Nielsen was an officer of a company acquired by North Fork (Reliance Bancorp, Inc.). In addition, no “compensation committee interlocks” existed during fiscal year 2004.
NOMINATING AND GOVERNANCE COMMITTEE — NOMINATION INFORMATION
      The Nominating and Governance Committee, in accordance with the policies and procedures in its charter, identifies and recommends to the Board suitable nominees for directorship, both in connection with annual stockholders’ meetings and otherwise. In making such recommendations, the committee reviews and considers the qualifications, strengths and abilities of the potential candidates for nomination, including new candidates that may be identified from time to time through the company’s internal search and review procedures or as a result of stockholder recommendations (see “Stockholder Submission of Candidates,” below). For new candidates, the review process acquires greater depth as it becomes increasingly likely that a particular candidate may be recommended for nomination. In deciding whether to recommend the re-nomination of incumbent directors whose term is expiring at an upcoming meeting or the nomination of new directors who previously served as officers of the company or directors or officers of a predecessor company, the committee considers in addition to the candidates’ other qualifications their prior performance as directors or officers of the company or a predecessor. The committee also makes specific recommendations to the Board regarding the directors who it believes should be appointed to particular committees of the Board, based upon its review and assessment of the qualifications and abilities of the individual directors and the differing functions and membership requirements of the committees.
      The committee works with the Board on an ongoing basis in identifying the particular qualities and abilities that North Fork seeks in its directors generally, and the mix of experience, expertise and attributes that are sought or required for the Board as a whole. These qualities and attributes are discussed in our Corporate Governance Guidelines, which may be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Desirable personal qualities include integrity, business acumen and community involvement. Target attributes of our Board as a whole include independence, diversity of background and experience, and a range of expertise across all areas vital to corporate governance, including financial expertise and knowledge of the banking business. All candidates for nomination are evaluated against these target qualities and attributes, as well as our particular needs at the time, both on the Board and on committees of the Board.
      The committee oversees the internal procedures adopted from time to time by the company to assist in the identification of suitable and willing new candidates to serve as directors. The committee also has the authority to retain professional consultants to assist it in the task of identifying possible candidates, although it did not do so last year.
      The Board of Directors gives substantial weight to the recommendations of the Nominating and Governance Committee in selecting nominees for election or appointment as directors of North Fork. Under normal circumstances, the Board will not select nominees, including incumbent directors, who have not been recommended by a majority of the disinterested directors on the Nominating and Governance Committee.
      The committee played an active role in connection with the appointment of the new directors to the Board in 2004, including in the evaluation of the former GreenPoint directors who were approved by the Board as new directors effective as of the date of the GreenPoint acquisition, October 1, 2004.

Stockholder Submission of Candidates
      Pursuant to its charter, the Nominating and Governance Committee has adopted a policy governing submissions by stockholders of candidates for possible nomination by the Board as directors. The policy permits any one stockholder or group of stockholders to submit to the committee one candidate for nomination in each calendar year. The policy sets forth the procedures for stockholder submissions and for the committee’s consideration of such submissions and the candidates identified therein. If a stockholder submitting a candidate owns North Fork shares beneficially but not of record, the submission must include suitable evidence of such beneficial ownership. All stockholder submissions must be in writing and addressed to the following address: Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, NY 11747; Attn: Stockholder Submissions of Director Candidates.
      Stockholder submissions must contain a candidate profile that includes a brief biography and business background of the candidate in a form adopted by the committee. The current form of candidate profile as well as a copy of the entire policy may be obtained without cost from the Corporate Secretary at the address set forth above or by telephone at (631) 844-1252. Other required information for submissions is described in detail in the policy. Only candidates submitted in the proper form and with the required information will be considered by the committee. The committee may utilize company employees or outside advisors to assist it in analyzing stockholder submissions. All candidates properly submitted will be considered by the committee or its representatives in a screening process similar in function to the process used for internally generated candidates, although in cases where the candidate is deemed not suitable on first review the consideration may be brief and even in cases where further consideration is deemed warranted, that consideration may be deferred until a later date that the committee believes is more appropriate.
AUDIT COMMITTEE INFORMATION
      The duties of the Audit Committee of the Board of Directors include, among other things, the appointment of the company’s independent auditors; reviewing with the auditors the plan and scope of the audit and audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically with internal and independent auditors. As required by the rules of the NYSE and the SEC, the Board has determined that, as of January 25, 2005 (the most recent practicable date before the mailing of this proxy statement), all members of the Audit Committee were independent under such rules.
      The Board of Directors has also determined that Ms. Garrison and Dr. Puryear are “audit committee financial experts” as defined in the rules of the SEC.
      In March 2004, the Audit Committee approved and adopted the amended Audit Committee charter, which can be found on our website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.
Audit Committee Report
      The Audit Committee of the Board of Directors (the “Committee”) currently consists of four directors, each of whom is independent as defined in the New York Stock Exchange listing standards.
      The Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include reviewing the independent auditor’s qualifications and independence, and the performance of the independent auditors and the internal audit function. The

Board has adopted and annually reviews the committee’s charter, which sets forth its duties in detail. The charter is posted on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.
      The Committee has reviewed and discussed, both with management and with KPMG LLP, North Fork’s independent registered public accounting firm, North Fork’s audited consolidated financial statements for December 31, 2004, and management’s assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Management has the responsibility for the preparation of North Fork’s consolidated financial statements and for assessing the effectiveness of internal control over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements, management’s assessment of, and the effective operation of internal controls over financial reporting. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.
      The Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).
      The Committee has approved the engagement of KPMG LLP as its independent registered public accounting firm for 2004 and the scope of their engagement. In this context, the Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with KPMG LLP the firm’s independence. The Committee has also considered whether the provision by KPMG LLP of non-audit services to North Fork is compatible with KPMG LLP’s independence.
      Based upon the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assertion on the design and effectiveness of internal control over financial reporting of North Fork Bancorporation, Inc. and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
      Committee Members:
                    Dr. Kurt R. Schmeller, Chairman
                    Karen M. Garrison
                    Katherine Heaviside
                    Dr. Alvin M. Puryear
Approval of Audit and Other Services
      The Committee must approve all services rendered by the company’s independent auditors. The Committee and the Board of Directors have adopted an Audit and Non-Audit Services Pre-Approval Policy, under which the provision by our independent auditors of audit, audit-related and certain non-

audit services is pre-approved by the Committee on a year-to-year basis. The Policy describes the permitted audit, audit-related, tax and other non-audit services that have the pre-approval of the Committee, including pre-approved fee levels for all services. If not pre-approved, any service to be provided by the independent auditors must be specifically approved in advance by the Committee. The term of any pre-approval is generally one year from the date of pre-approval, or if the service is a discrete project, the term of the project. The Committee will annually review and pre-approve services that may be provided by the independent auditor. The categories of non-audit services currently pre-approved for our independent registered public accounting firm, KPMG LLP, include tax services, risk management services and advisory services on bank regulatory matters. The Policy is available at North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.
Audit Fees
      The following table sets forth the aggregate fees billed by North Fork’s independent registered public accounting firm, KPMG LLP, for the fiscal years ended December 31, 2004 and 2003:

	2004	2003

Audit Fees(1)	$2,621,500	$885,550
Audit-Related Fees(2)	168,700	131,350
Tax Fees(3)	13,500	10,000
All Other Fees	8,000	0

Total	$2,811,700	$1,026,900

(1)	Audit fees for 2004 include additional audit services provided in connection with the audit of internal controls over financial reporting and the acquisition transactions completed in 2004.

(2)	Audit-related fees were for services performed in connection with audits of employee benefit plans and reviews of North Fork’s registration statements and other SEC filings.

(3)	Tax fees were for services performed in connection with certain tax compliance and review procedures.

Item 2.	AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
      On January 25, 2005, the Board of Directors of North Fork unanimously adopted a resolution recommending that North Fork’s Certificate of Incorporation be amended to increase the number of authorized shares of common stock of North Fork, having a par value of $.01 per share, from 500 million shares to 1 billion shares (the “Amendment”). The Board of Directors further directed that the Amendment be submitted for consideration by stockholders at North Fork’s annual meeting. In the event the Amendment is approved by stockholders, North Fork will thereafter execute and submit to the Delaware Secretary of State for filing a Certificate of Amendment of the Certificate of Incorporation

providing for the Amendment. The Amendment will become effective at the close of business on the date the Certificate of Amendment is accepted for filing by the Secretary of State.
      As of the record date for the Meeting, there were 475,731,260 shares of common stock outstanding and another 23,213,001 shares of common stock reserved for issuance upon exercise of options previously granted from North Fork’s compensatory stock plans or issuable under other outstanding stock awards. While the authorized but unissued shares and treasury shares currently available for issuance by North Fork are sufficient to meet the obligations to deliver shares under these previously granted stock options and outstanding stock awards, after the issuance of shares to meet all such obligations, North Fork would have available for future issuance only approximately 1 million shares, plus additional treasury shares resulting from stock repurchases from time to time, if the Amendment is not approved by North Fork stockholders.
      The Board of Directors believes it is advisable to have additional shares of common stock available for future issuance in connection with possible acquisitions, equity financing requirements, new awards under compensatory stock plans, and other general corporate purposes. Except for outstanding compensatory stock options and awards, possible issuances under the dividend reinvestment and 401-k plans, and possible future awards under the existing compensatory stock plans, the company has no present plans, arrangements or understandings which may require or involve the future issuance of any additional shares of common stock.
      The issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share, depending on the circumstances, and could dilute a stockholder’s percentage voting power in North Fork.
      Under some circumstances it is possible for a company to use unissued shares for anti-takeover purposes, but North Fork has no present intention to do so. Whether or not any future issuance of shares would be submitted for a stockholder vote depends upon the nature of the issuance, Delaware law, NYSE requirements and the judgment of North Fork’s Board of Directors at that time.
      At this time North Fork has no definitive plans or commitments requiring the issuance of additional shares of common stock, except for such shares as may be issuable in the normal course under outstanding stock options or through the company’s existing dividend reinvestment plan or 401-k plan. The Board of Directors believes authorization of the additional shares is appropriate, however, so that it may have the flexibility to issue shares from time to time, without the delay of seeking stockholder approval (unless required by law or exchange regulations), whenever, in its judgment, such issuance is in the best interest of North Fork and its stockholders.
      In the event stockholders approve the Amendment, Article Four of North Fork’s Certificate of Incorporation will be amended to increase the number of shares of common stock which North Fork is authorized to issue from 500 million to 1 billion. The par value of the common stock will remain one cent ($.01) per share. Currently, North Fork’s Certificate of Incorporation also authorizes the issuance of 10 million shares of Preferred Stock, par value $1.00 per share; however, no shares of this Preferred Stock are outstanding, and North Fork has no present intention to issue any such shares. The number of authorized shares of Preferred Stock will not be affected by the Amendment. Upon effectiveness of the

Amendment, Paragraph (a) of Article 4 of North Fork’s Certificate of Incorporation will read as follows:

“4. CAPITAL STOCK. (a) The authorized shares which the Corporation has authority to issue shall be one billion ten million (1,010,000,000), divided into one billion (1,000,000,000) shares of Common Stock, par value of one cent ($.01) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each, which Preferred Stock may be divided into and issued in series as described herein.”
      Approval of the Amendment will require the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Proxies received in response to the Board’s solicitation will be voted “FOR” approval of the Amendment if no specific instructions are included thereon for Item 2.
      The Board of Directors believes adoption of the Amendment will be in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is ITEM 2 on the Proxy Card.

Item 3.	RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected the independent registered public accounting firm KPMG LLP as the company’s independent auditors for our fiscal year ending December 31, 2005. Although our By-laws do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor.
      Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.
      Ratification of the selection of the independent auditors will require the affirmative vote of the holders of the majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote, provided a quorum is present.
      The Board of Directors recommends a vote FOR ratification of the selection of the independent registered public accounting firm KPMG LLP as the independent auditors of the company for fiscal year ending December 31, 2005, which is Item 3 on the Proxy Card.
RETIREMENT PLANS
      North Fork’s executive officers participate in a retirement plan which is a defined benefit plan maintained and administered by North Fork. The retirement plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the retirement plan after five years of service.
      Under the retirement plan (a so-called “cash balance plan”), participants accrue an amount each year equal to five percent of their annual compensation (as defined under the plan) plus interest on previously-accrued amounts at a fixed rate based on one-year Treasury Bill rates, credited quarterly. Annual accrual amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits payable on and after retirement are based on the accrued total amount in the participant’s account at retirement, with payment amounts based on the participant’s projected assumed life expectancy.
      Compensation is defined under the North Fork retirement plan as total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors’ fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by North Fork, which is part of the total in column (i) of the Summary Compensation Table.
      In addition to the retirement plan, the company has a Supplemental Executive Retirement Plan (the “SERP”). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the benefit accrual formula contained in the retirement plan, absent the ERISA provision limiting maximum participation by highly compensated employees under tax-qualified retirement plans. The SERP also provides to executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions to their SERP accounts, which are entitled to company matching contributions. The company matching contributions are taxable but the company pays income taxes thereon on behalf of the executives. All contributions under the elective feature of the SERP are made to a secular trust. Each of the named executive officers in the Summary Compensation Table on page      was covered under the SERP in 2004.
      Based upon their current covered compensation, executive officers Kanas, Bohlsen and Healy would receive under the retirement plan and the SERP combined annual benefit payments of approximately $389,900, $125,800 and $81,100, respectively.
TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
AND ASSOCIATED PERSONS
      During calendar year 2004, several of North Fork’s directors and executive officers (as well as members of their immediate families and corporations, organizations and trusts with which these individuals are associated) had outstanding loans from North Fork’s banking subsidiaries in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by the lending bank or any bank regulatory agency as of December 31, 2004, as a non-accrual, past due, restructured or potential problem loan.
      Alan J. Wilzig, formerly the President and Chief Executive Officer of The Trust Company of New Jersey (TCNJ), became a director of North Fork following its acquisition of TCNJ on May 17, 2004. Mr. Wilzig has decided not to stand for reelection and his term as a director will expire at the 2005 annual stockholders’ meeting. Pursuant to an employment agreement that Mr. Wilzig entered into with North Fork prior to the acquisition of TCNJ, he also was to serve after the acquisition as an officer of North Fork. On August 1, 2004, Mr. Wilzig entered into a subsequent agreement with North Fork, a Transition, Consulting and Noncompetition Agreement. Under this subsequent agreement, Mr. Wilzig would continue to serve as an officer during a transition period expiring on December 1, 2004, at which time his employment relationship would cease and he would commence a three-year term as a consultant to the company. In accordance with the agreement, Mr. Wilzig resigned as an officer and commenced serving as a consultant on December 1, 2004. Under the agreement, Mr. Wilzig received on that date from the company in return for his early retirement 60,000 shares of restricted stock awarded to him under the company’s compensatory stock plan, which shares will vest if not earlier forfeited on the expiration date of the agreement. The three-year consulting and non-competition agreement with Mr. Wilzig provides for aggregate fees of approximately $4.436 million and other health benefits. During Mr. Wilzig’s six-month service as an officer, he received cash compensation of approximately $1.125 million.
PROPOSALS BY STOCKHOLDERS

1.	What if stockholders wish to submit proposals for inclusion in our proxy statement?
      If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, stockholders who wish to submit proposals for inclusion in the company’s proxy statement for next year’s annual meeting (in 2006) must deliver such proposals to the Corporate Secretary on or before December 2, 2005. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule.
      Proposals should be addressed to: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, New York 11747.

2.	May stockholders raise matters for consideration at an annual stockholders’ meeting?
      Yes, but only if certain conditions are met. Under our By-laws, any stockholder wishing to bring a matter before the annual meeting (other than the nomination of a director — see Question 3, below)

must deliver a written notice to the Corporate Secretary at the address set forth above not less than 45 days nor more than 90 days before the anniversary date of the day that proxy materials were first mailed for the prior year’s meeting. (There are special rules if the current year’s meeting date is changed by more than 30 days from the prior year’s meeting date). For the 2006 Annual Meeting of Stockholders, the written notice must be given not later than February 15, 2006, and not earlier than January 1, 2006.
      The stockholders’ written notice must contain the stockholders’ name and record address, a brief description of the matter sought to be presented for a vote at the meeting, the number of shares of North Fork stock beneficially owned by the stockholder, and certain other information as specified in our By-laws. In addition, any stockholder who wishes to bring a matter before the meeting must be a record holder of our stock both on the day the written notice is given and on the record date for the meeting. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.
      The above rules apply only to matters that stockholders wish to raise themselves at an annual meeting. Stockholders who wish to have matters considered by us for inclusion in our proxy statement for the annual meeting must comply with the rules set forth in Question 1 above.
      The deadline has already passed for stockholders who wish to submit their own matters to stockholders at the 2005 annual meeting.

3.	May a stockholder submit a nomination for director at an annual stockholders’ meeting?
      Yes. Our By-laws specify procedures for a stockholder to submit a nomination for director at the annual meeting of stockholders. To obtain a copy of the relevant sections of the By-laws, please contact the Corporate Secretary at the address set forth above.
      Stockholders also have the ability to submit candidates to the Board’s Nominating and Governance Committee for its consideration when it recommends nominees for director to the full Board.
      For more information about the nomination of directors, see “Nominating and Governance Committee — Nomination Information” on page      .
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, as well as any 10% stockholders, to file reports with the SEC from time to time regarding their ownership of our stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2004, we believe that all of our executive officers and directors complied with all Section 16(a) reporting requirements in 2004 and timely filed all reports, except for Director Wilzig, who had two late filings: a Form 4 report relating to his receipt of 60,000 restricted shares of common stock awarded to him pursuant to his Transition Agreement, and a Form 4 report relating to an option exercise to purchase 3,750 shares.

HOUSEHOLDING OF MATERIALS
      In some instances, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless the company has received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (631) 844-4611, or send a written request to Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. If your stock is registered in your own name and you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above. If your shares are held in the name of a third party (e.g., your broker), you should contact your broker or other third party directly to change the number of proxy statements that your household receives in the future.

By Order of the Board of Directors

AURELIE S. CAMPBELL
Vice President and Corporate Secretary
Date:                     , 2005

NORTH FORK BANCORPORATION, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-lnternet

Log on to the Internet and go to http://www.eproxyvote.com/nfb

OR

Vote-by-Telephone

Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone,
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	0103

NORTH FORK BANCORPORATION, INC.

1.	Election of Directors.	Nominees: 01. John Bohlsen, 02. Daniel M. Healy 03. Katherine Heaviside, 04. Thomas S. Johnson

	FOR	WITHHELD
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	The amendment of the company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million shares to 1 billion shares.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	The ratification of the selection of the independent registered public accounting firm KPMG LLP as the company’s independent auditor for the fiscal year ending December 31, 2005.	☐	☐	☐

Do not mail me future Annual Reports. Another household member receives one.	☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change has been noted on the reverse side of this card.	☐

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

     EquiServe Trust Company, N.A. as Transfer Agent for North Fork Bancorporation, Inc. is now able to deposit your quarterly dividend check directly into your checking or savings account.

     Direct Deposit’s main benefit to you is knowing that your dividends are in your account on the payable date — no more waiting for the check to arrive in the mail — no more waiting in lines to deposit the check — the deposit is made automatically for you.

     If you would like to learn more about Direct Deposit and how you can join, or to enroll in our Dividend Reinvestment Plan, please call 1-800-317-4445.

You can vote by phone or via the Internet until 12:00 midnight, E.D.T. May 2, 2005. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet.

DETACH HERE

P

R

O

X

Y

PROXY
NORTH FORK BANCORPORATION, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited on behalf of the Board of Directors
May 3, 2005

The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the “Company”), hereby appoint(s) James H. Rich, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 a.m. on Tuesday, May 3, 2005, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
1.	Election of four Directors to (Class 3) of the Board of Directors.
2.	The amendment of the company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million shares to 1 billion shares.
3.	The ratification of the selection of the independent registered public accounting firm KPMG LLP as the company’s independent auditor for the fiscal year ending December 31, 2005.

This proxy will be voted in the manner directed on the reverse side hereof. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3, and in the discretion of the proxies on such other matters as may properly come before the annual meeting or any adjournments or postponements thereof to the extent permitted under applicable law.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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